Exhibit 10.2
AGILENT TECHNOLOGIES, INC.
2018 Stock Plan
Officer and Executive Stock Award Agreement
Under the Long Term Performance Program
Section 1.    Grant of Stock Award. This Stock Award Agreement, including any additional terms for your country in the Country-Specific Addendum attached hereto (collectively, this “Award Agreement”), dated as of the grant date (the “Grant Date”) indicated in your account maintained by the company providing administrative services (the “External Administrator”) in connection with the Agilent Technologies, Inc. 2018 Stock Plan (the “Plan”), is entered into between Agilent Technologies, Inc. (the “Company”) and you as an individual (the “Awardee”) who has been granted a Stock Award of Restricted Stock Units (the “Stock Award”) pursuant to the Plan. The Stock Award represents the right to receive the number of Shares indicated in the Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan, the Long Term Performance Program (“LTPP”) and the administrative rules thereunder. The Stock Award is an unfunded and unsecured promise by the Company to deliver Shares in the future. Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.
Section 2.     Performance Period. The Stock Award shall vest upon the achievement of Company performance criteria as set by the Committee at the time of grant and set forth in a separate notice (the “Notice”) provided to the Awardee, which shall be deemed to constitute a part of this Award Agreement. The Stock Award shall vest subject to the achievement of the “Performance Criteria” over the “Performance Period” (as such terms are defined in the Notice). Depending upon achievement of the Performance Criteria as solely determined by the Committee, the Stock Award may vest and be paid out at any level from zero to the percentage of the Target Award set forth in the Notice, subject to any dollar-denominated limit set forth in the Notice. For purposes hereof, “Target Award” shall mean the target number of Shares under the Stock Award determined at the 100% payout level. Subject to Section 5(f), any payout of the Stock Award, including if the payment is equal to the Prorated Amount (as defined in Section 5(g)), shall occur as soon as practicable (and in all events within 74 days) after the end of the Performance Period.
Section 3.     Committee Certification. The Stock Award shall not vest and no Shares will be issued to the Awardee until the Committee has certified in writing that the Performance Criteria have been achieved or exceeded.
Section 4.    Nontransferability of Stock Award. The Stock Award shall not be transferable by the Awardee otherwise than by will or by the laws of descent and distribution. The terms of the Stock Award shall be binding on the executors, administrators, heirs and successors of the Awardee.

Section 5.    Termination of Employment or Service.
(a)    If the Awardee, whether voluntarily or involuntarily, terminates from the Company or otherwise ceases to be employed as an Officer or Executive (as defined below) at any time during the Performance Period, the Awardee shall not be eligible to receive a payout except as set forth in this Section 5 or another written agreement between the Awardee and the Company. Except as provided in this Section 5, in order to receive payment of the Stock Award upon vesting, the Awardee must be an employee of the Company or an Affiliate on the last day of the Performance Period. Except as the Committee may otherwise determine, termination of the Awardee’s employment for any reason shall be determined without regard to whether the Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination.
(b)    If the Awardee dies or terminates employment as a result of becoming totally and permanently disabled during the Performance Period (“Disability Termination”), the Awardee shall have paid to his or her estate or designated beneficiaries or, in the case of Disability Termination, either (i) him or her or (ii) his or her legally appointed guardian, after the end of the Performance Period, a payout based on the full amount of the specified percentage of the Target Award as determined pursuant to this Agreement and the Notice for the full Performance Period; (except that if such death, or Disability Termination occurs during the first 12 months of the Performance Period, the payout shall equal the Prorated Amount).
(c)    Unless otherwise required under local law, if the Awardee retires (in accordance with the Company’s local retirement policy in effect on the Grant Date) during the Performance Period, the Awardee shall, after the end of the Performance Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award as determined pursuant to this Agreement and the Notice for the full Performance Period; except that, if such retirement occurs during the first 12 months of the Performance Period, the payout shall equal the Prorated Amount.
(d)    If the Awardee is demoted from the status as an officer or executive of the Company as defined in the Company’s human resources system of record (“Officer” or “Executive”) during the Performance Period, the Awardee shall, after the end of the Performance Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award as determined pursuant to this Agreement and the Notice for the full Performance Period; except that, if such demotion occurs during the first 12 months of the Performance Period, the payout shall equal the Prorated Amount.
(e)    If the Awardee terminates employment at any time during the Performance Period under a Workforce Management Program of the Company or its Subsidiary, the Awardee shall, after the end of the Performance Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award as determined pursuant to this Agreement and the Notice for the full Performance Period; except that, if such termination of employment occurs during the first 12 months of the Performance Period, the payout shall equal the Prorated Amount.

(f)    Notwithstanding Section 18(c) of the Plan, in the event of a Change of Control, the Awardee shall, as soon as practicable (and in all events within 74 days) after the earlier of (i) the end of the Performance Period or (ii) the date of such Change of Control, receive a Stock Award payout that is equivalent to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for the Stock Award by the Company’s corporate finance department); except that, if such Change of Control occurs during the first 12 months of the Performance Period, the payout shall equal (a) the amount determined herein, multiplied by (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such Change of Control, and the denominator of which is the number of days in the first 12 months of the Performance Period.
(g)    “Prorated Amount” means the amount equal to the (a) the amount of the Award that the Awardee would have been entitled to receive had the Awardee remained employed with the Company as an Officer or Executive through the end of the Performance Period, as determined pursuant to this Agreement and the Notice, multiplied by (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of the Awardee’s death, Disability Termination, termination of employment under a Workforce Management Program, retirement or demotion, as applicable, and the denominator of which is the number of days in the first 12 months of the Performance Period.
Section 6.    Restrictions on Issuance of Shares. The Company shall not be obligated to issue any Shares pursuant to the Stock Award unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to the Stock Award if such issuance violates or is not incompliance with any Applicable Laws.
Section 7.    Responsibility for Taxes.
(a)    The Awardee acknowledges that, regardless of any action the Company or, if different, the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding relating to the Awardee’s participation in the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant, vesting (including on account of the Awardee’s retirement eligibility described in Section 5(c)) and settlement of the Stock Award, the subsequent sale of Shares acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate the Awardee’s liability for Tax-Related Items. Further, if the Awardee is subject to Tax-Related Items in more than one jurisdiction, the Awardee acknowledges that the

Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    The Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by the Awardee from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company and/or the Employer may in its sole discretion (1) sell or arrange for the sale of Shares that Awardee acquires pursuant to the Stock Award to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares otherwise payable pursuant to the Stock Award, provided that the Company and/or the Employer only withholds the amount of Shares necessary to satisfy not more than the maximum withholding amount. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Awardee is deemed to have been issued the full number of Shares subject to the vested/settled Stock Awards, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, the Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s acquisition of Shares pursuant to the Stock Award that is not satisfied by the means previously described. The Company may refuse to deliver the Shares if the Awardee fails to comply with the Awardee’s obligations in connection with the Tax-Related Items as described in this section.
Section 8.    Holding Period. Any Shares that are issued to the Awardee hereunder may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent or distribution, until the first anniversary of the end of the Performance Period (or, if earlier, the date of the Awardee’s death or Disability Termination or a Change of Control).
Section 9.     Adjustment. The number of Shares subject to the Stock Award and the price per share, if any, of such Shares may be adjusted by the Company from time to time pursuant to the Plan.
Section 10.     Nature of the Award. By accepting the Stock Award, the Awardee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;
(b)    the grant of the Stock Award is extraordinary, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted in the past;

(c)    all decisions with respect to future Stock Awards, if any, will be at the sole discretion of the Company;
(d)    participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Awardee’s employment relationship at any time;
(e)    participating in the Plan is voluntary;
(f)    the Stock Award, the Shares underlying the Stock Award and the income from and value of same, are extraordinary items that do not constitute recurring or on-going compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Awardee’s employment contract, if any;
(g)    the Stock Award, the Shares underlying the Stock Award and the income from and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;
(h)    unless otherwise agreed with the Company in writing, the Stock Award, the Shares underlying the Stock Award and the income from and value of same, are not granted as consideration for, or in connection with, the Service the Awardee may provide as a director of an Affiliate or Subsidiary of the Company;
(i)    in the event the Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;
(j)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and the Company makes no representation regarding such future value and is not responsible for any decrease in value or any foreign exchange fluctuations between the Awardee’s local currency and the United States Dollar that may affect such value;
(k)    if the Awardee accepts the Stock Award and obtains Shares, the value of those Shares acquired may increase or decrease in value;
(l)    no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or Shares acquired under the Stock Award resulting from termination of the Awardee’s employment by the Company or the Employer;

(m)    by accepting the grant of the Stock Award through the methods described in Section 24 below, the Awardee and the Company agree that the Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including the Country-Specific Addendum), and the Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company and/or the External Administrator regarding any questions relating to the Plan and this Award Agreement;
(n)    this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement;
(o)     Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which the Awardee is residing or working at the time of grant or vesting of the Stock Award or the sale of Shares may subject the Awardee to additional procedural or regulatory requirements that the Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares;
(p)     the ownership of Shares or assets and the holding of a bank or brokerage account may subject the Awardee to reporting requirements imposed by tax, banking, and/or other authorities in the Awardee’s country, that the Awardee solely is responsible for complying with such requirements, and that any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Awardee to provide to such entity certain information regarding the transaction; and
(q)     the Company reserves the right to impose other requirements or terms and conditions (which may be set forth in but are not limited to the Country-Specific Addendum hereto) on the Awardee’s participation in the Plan, the Stock Award and any Shares acquired thereunder, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.
Section 11. Data Privacy. The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.
The Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Awardee hereby understands that Data may be transferred to any third parties (including the External

Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country. All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines. The Awardee hereby understands that the Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting the Awardee’s local human resources representative. The Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Shares acquired upon vesting of the Stock Award. The Awardee hereby understands that the Awardee may, at any time, view Data, request information about the storage and processing of Data, and require any necessary amendments to Data. Further, the Awardee understands that he or she is providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if he or she later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected by reason of his or her refusal to consent; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant Stock Awards or other equity awards to the Awardee or administrator or maintain such awards. Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her human resources representative responsible for the Awardee’s country at the local or regional level.
Finally, upon request of the Company or the Employer, the Awardee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Awardee for the purpose of administering the Awardee’s participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future. The Awardee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
Section 12.    No Rights Until Issuance. The Awardee shall have no rights hereunder as a shareholder with respect to any Shares subject to the Stock Award until the date that Shares are issued to the Awardee. The Committee in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan and this Award Agreement.
Section 13.    Administrative Procedures. The Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the Shares issued hereunder be held by the Company’s designated broker until the Awardee disposes of such Shares. The Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 7 above. The Awardee agrees to update the Company with respect to the Awardee’s home address, contact information and any information necessary for the Company or one of its affiliates to process any required tax withholding or reporting related to the Stock Award.
Section 14.    Governing Law and Venue. This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.
Section 15.    Amendment. The Stock Award may be amended as provided in the Plan.
Section 16.    Language. By electing to accept this Award Agreement, the Awardee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Awardee to understand the terms and conditions of this Award Agreement. Further, if the Awardee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 17.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 18.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 19.    Recoupment. The Stock Award is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy in the form approved by the Committee as of the Grant Date (the “Policy”), if and to the extent that the Policy by its terms applies to the Stock Award and the Awardee; and the terms of the Policy as of the Grant Date are incorporated by reference herein and made a part hereof.
Section 20.    Section 409A of the Code.
(a)    The Stock Award shall be administered, interpreted, and construed in a manner that is intended to avoid the imposition on the Awardee of any additional tax, penalty, or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee of any particular tax effect and the Company shall not be liable to the Awardee for any payment made under the Stock Award that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under the Stock Award as an amount includible in gross income under Section 409A of the Code.
(b)    “Termination of employment,” “resignation,” or words of similar import, as used in the Stock Award means for purposes of payments under the Stock Award that are payments of deferred compensation subject to Section 409A of the Code as to which the payment event is such term or words, the Awardee’s “separation from service” as defined in Section 409A of the Code.
(c)    To the extent any payment or settlement hereunder that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. The vesting of the Stock Award shall not be affected by the preceding sentence.
(d)    If a payment obligation under the Stock Award arises on account of the Awardee’s separation from service while the Awardee is a “specified employee” (as defined in Section 409A of the Code), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the Awardee’s death.
Section 21.    Insider Trading / Market Abuse Laws. The Awardee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and the Awardee’s country or his or her broker’s country, if different, which may affect the Awardee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Stock Awards) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as the Awardee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Awardee placed before he or she possessed inside information. Furthermore, the Awardee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Awardee acknowledges that it is the Awardee’s responsibility to comply with any applicable restrictions and the Awardee should speak with his or her personal legal advisor on this matter.
Section 22.    Foreign Asset/Account Reporting; Exchange Control. The Awardee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Awardee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in an account outside the Awardee’s country. The Awardee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Awardee also may be required to repatriate sale proceeds or other funds received as a result of Awardee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Awardee acknowledges that it is his or her responsibility to comply with such regulations, and the Awardee should consult his or her personal legal advisor for any details.
Section 23.    Entire Agreement. The Plan is incorporated herein by reference. The Plan, this Award Agreement and the Notice (including the Country-Specific Addendum attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

Section 24.     Acceptance and Rejection. This Award Agreement is one of the documents governing the Stock Award, which the Awardee may accept or reject online through the External Administrator’s website. If the Awardee has not rejected the Stock Award by the time of the first vesting event, the Awardee will be deemed to have accepted the Stock Award, and the Shares vested pursuant to the Stock Award will be issued and taxed accordingly.

Section 25.     Country-Specific Addendum. Notwithstanding any provision herein, the Awardee’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Country-Specific Addendum for the Awardee’s country of residence, if any. Moreover, if the Awardee relocates to one of the countries included in the Country-Specific Addendum, the special terms and conditions will apply to the Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Addendum constitutes part of this Award Agreement.

AGILENT TECHNOLOGIES, INC.
By:

______________________________
Mike McMullen
President and Chief Executive Officer

COUNTRY-SPECIFIC ADDENDUM
ADDITIONAL TERMS AND CONDITIONS OF THE
AGILENT TECHNOLOGIES, INC. 2018 STOCK PLAN
STANDARD STOCK AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES
This Country-Specific Addendum includes additional terms and conditions that govern the Stock Award granted to the Awardee under the Plan if the Awardee resides in one of the countries listed herein. Certain capitalized terms used but not defined in this Country-Specific Addendum have the meanings set forth in the Plan and/or the Award Agreement.
This Country-Specific Addendum also includes information regarding exchange controls and certain other issues of which the Awardee should be aware with respect to the Awardee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Awardee not rely on the information in this Country-Specific Addendum as the only source of information relating to the consequences of the Awardee’s participation in the Plan because the information may be out of date at the time that the Awardee vests in the Stock Award or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Awardee’s particular situation, and the Company is not in a position to assure the Awardee of a particular result. Accordingly, the Awardee should seek appropriate professional advice as to how the relevant laws in the Awardee’s country may apply to his or her situation.
Finally, if the Awardee is a citizen or resident of a country other than the one in which the Awardee is currently working, transfers employment and/or residency after the Stock Award is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to him or her and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Awardee.
COUNTRY-SPECIFIC LANGUAGE

Below please find country specific language that applies to Awardees in the following countries: Australia, Brazil, Canada, China, Denmark, France, Hong Kong, Israel, Italy, Japan, Malaysia, Mexico, New Zealand, Russia, Singapore, South Korea, Spain, Switzerland, Taiwan and the United Kingdom, with the exception of the Europe Data Privacy Notice which applies to Awardees in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Spain, Sweden and the United Kingdom.

EUROPE DATA PRIVACY NOTICE
These provisions replace Section 11 of the Award Agreement for the following countries only: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Spain, Sweden and the United Kingdom.
This Notice details the personal data that Agilent Technologies Inc, (“Company”, “we”, “us” or “our”) receives about the Awardee, how we process it and the Awardee's rights and obligations in relation to the personal data collected in the context of this Award Agreement and the implementing, administering and managing of the Awardee’s participation in the Plan.
The Company is the data controller for the purposes of the General Data Protection Regulation (GDPR) and any relevant local legislation (the “Data Protection Laws”). The Company can be contacted at 5301 Stevens Creek Boulevard, Santa Clara, CA 95051, United States.
The Awardee may contact our Data Protection Officer for all data privacy inquiries and any questions or concerns in relation to this Notice at:
E-mail:    data-protection.officer@agilent.com
Phone:    +44 131 452 0725
Post:    5 Lochside Avenue, Edinburgh EH12 9DJ, United Kingdom.
What information does the Company collect about the Awardee?
The Company and as applicable, the Employer, and any Subsidiary or Affiliate, will collect the following personal data about the Awardee for the purpose of implementing, administering and managing the Awardee’s participation in the Plan, so that the Company can perform its contractual obligations related to the implementation, administration and management of the Plan:

•
personal information such as: the Awardee’s name, residence address, date of birth, hire date, work email, work phone number, division code, location code, date of employment termination, and employee identification number;

•	contact information such as: home address and telephone number; and

•
financial information such as: any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor.

The Awardee also understands that providing the Company with all of the personal data listed above is necessary for the performance of the Plan and that the Awardee’s denial to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect the Awardee’s ability to participate in the Plan.
We receive information about the Awardee directly, as well as from other sources including the Awardee’s Employer.
The Awardee's personal data will be retained by the Company in accordance with the time periods and in the format specified in the General Retention Schedule.
In the following circumstances, the Awardee's personal data may be retained for longer than the specified periods:

•	as required by law or court order; and

•	as needed to defend or pursue legal claims.
The Awardee understands that personal data processing related to the purposes specified above shall take place under non-automated conditions, that comply with the purposes for which personal data is collected and with confidentiality and security provisions as set forth by the Data Protection Laws.
Disclosure of the Awardee's Personal Data and Transfers Overseas
Disclosures and transfers within the Company
The personal data that we collect from the Awardee will be transferred to, and stored at/processed in the USA by the Company so that the Company can perform its contractual obligations related to the implementation, administration and management of the Plan.
Where personal data is received from the Awardee's Employer or transferred to other Agilent group companies, we rely on the Commission’s model contracts for the transfer of personal data to third countries (i.e., the standard contractual clauses), pursuant to Decisions 2004/915/EC and 2010/87/EU. Please contact our Data Protection Officer should you wish to examine the intra-group standard data protection clauses entered into by the Company.
The Company takes all necessary security and legal precautions to ensure the safety and integrity of personal data that is transferred within its group.
Disclosures and transfers to third parties
The Awardee's personal data will, in certain circumstances, be disclosed to third parties for the purposes described above. The only third-party recipient of such personal data is Fidelity, the administrator of the Plan for the purposes of administering and managing the Awardee’s participation in the Plan.

Where the Company is under an obligation to do so by law, it will disclose the Awardee's personal data to regulators, courts, the police or tax authorities, or in the course of litigation. In some cases, in accordance with applicable law, it may not be possible to notify the Awardee in advance about the details of such disclosures. The Company will use all reasonable efforts to disclose the minimum personal data necessary in such cases.
The Awardee's rights in relation to their Personal Data held by the Company
The Awardee has certain rights in relation to their personal data that we hold. Some of these only apply in certain circumstances as set out in more detail below. We also set out how to exercise those rights. Please note that we will require the Awardee to verify their identity before we respond to any such requests, by providing us with two forms of identification: one from List A; and one from List B.

List A	List B
Valid Passport.	Recent utility bill showing data subject’s current home address (no more than 3 months’ old).
Valid Photo Driving Licence.	Recent Bank or Building Society Statement (no more than 3 months’ old).

To exercise any of these rights, unless otherwise stated, please email data-protection.officer@agilent.com to receive the Data Subject Request Form which must be returned to the Data Protection Officer. We must respond to a request by the Awardee to exercise those rights without undue delay and at least within one (1) month (although this may be extended by a further two (2) months in certain circumstances).
The Awardee has the following rights in relation to their personal data:
Access: to access the personal data held by the Company about the Awardee and certain information about how we use it and who we share it with – the Awardee's right of access can be exercised by filling out the form referenced above and submitting it to data-protection.officer@agilent.com;
Portability: in certain circumstances, to receive or ask us to provide their personal data to a third party in a structured, commonly used and machine-readable format, although we will not provide the Awardee with certain personal data if to so would interfere with another’s individual’s rights (e.g. where providing the personal data we hold about the Awardee would reveal information about another person) or where another exemption applies (we can only do so where it is technically feasible; we are not responsible for the security of the personal data or its processing once received by the third party);

Correction: to correct any personal data held about the Awardee that is inaccurate and have incomplete data completed (including by the provision of a supplementary statement). Where the Awardee requests correction, please explain in detail why the personal data we hold about the Awardee is inaccurate or incomplete so that we can assess whether a correction is required. Please note that while we assess whether the personal data we hold about the Awardee is inaccurate or incomplete, the Awardee may exercise their right to restrict our processing of the applicable data as described below. Where we agree that the personal data is inaccurate or incomplete, we will try to tell any third party to whom we have disclosed the relevant data so that they can rectify the data, as well;
Please note that the Awardee can update and correct their personal data through the following self-service portals:

•
the Meidas portal at https://meidas.hr.agilent.com/. Here the Awardee can update their personal information such as home and work addresses, names, birth dates, telephone numbers, email, and tax ID numbers.

•	the Fidelity NetBenefits portal at https://nb.fidelity.com/public/nb/default/home. Here the Awardee can update their contribution withholding rates or request to withdraw from the ESPP.
Erasure: that we erase the personal data held about the Awardee in the following circumstances:

•	the Awardee believes that it is no longer necessary for us to hold the personal data the we hold about the Awardee; or

•	the Awardee believes the personal data the we hold about the Awardee is being unlawfully processed by us;
Also note that the Awardee may exercise their right to restrict our processing of the Awardee's personal data whilst we consider the Awardee's request. Please provide as much detail as possible on the reasons for the request to assist us in determining whether the Awardee has a valid basis for erasure. We will retain the personal data if there are valid grounds under law for us to do so (e.g., for the defence of legal claims or freedom of expression) but we will let you know if that is the case.
Restriction of Processing to Storage Only: to require us to stop processing the personal data we hold about the Awardee other than for storage purposes in certain circumstances. Please note, however, that if we stop processing their personal data, we may use it again if there are valid grounds under the Data Protection Laws for us to do so (e.g. for the defence of legal claims or for another’s protection). Where we agree to stop processing the personal data, we will try to tell any third party to whom we have disclosed the relevant personal data so that they can stop processing the data, as well. The Awardee may request that we stop processing and just store the personal data held about the Awardee where:

•	the Awardee believes the personal data is not accurate for the period it takes for us to verify whether the data is accurate;

•	we wish to erase the personal data as the processing we are doing is unlawful but the Awardee wants us to simply restrict the use of that data; or

•	we no longer need the personal data for the purposes of the processing but the Awardee requires us to retain the data for the establishment, exercise or defence of legal claims.
In the event that the Awardee wishes to make a complaint about how we process the Awardee's personal data, please use the above email address and we will endeavour to deal with such requests as soon as possible. This is without prejudice to the Awardee's right to launch a claim with the relevant data protection authority.
The Awardee's obligations in relation to Personal Data
It is important that changes in the Awardee's personal circumstances are updated as soon as possible by making changes directly through the Meidas and Fidelity NetBenefits portals, as stated above in the section entitled 'The Awardee's rights in relation to their Personal Data held by the Company'.
Changes to this Notice
This Notice may be amended from time to time at the Company's discretion. The Awardee will be notified of any changes to this Notice.

AUSTRALIA
Offer Document. The Stock Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Australian Offer Document, which is provided to Awardees along with this Award Agreement.
Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Stock Awards granted under the Plan, such that the Stock Awards are intended to be subject to deferred taxation.
BRAZIL
Compliance with Law. By accepting the Stock Award, the Awardee acknowledges his or her agreement to comply with applicable Brazilian laws and to report and pay any and all applicable taxes associated with the Stock Award, the receipt of any dividends and the sale of Shares acquired under the Plan.

Nature of the Award. This provision supplements Section 10 (Nature of the Award) of the Award Agreement.

By participating in the Plan, the Awardee acknowledges, understands and agrees that (i) the Awardee is making an investment decision, (ii) Shares will be issued to the Awardee only if he or she remains in Service through each vesting date, and (iii) the value of the Shares is not fixed and may increase or decrease in value without compensation to the Awardee.
CANADA
Stock Awards Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Award Agreement, the Awardee understands that any Stock Awards granted to the Awardee shall be paid in Shares only and do not provide any right for the Awardee to receive a cash payment.

The following provision will apply to residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. The Awardees are encouraged to seek legal advice prior to any resale of such securities. In general, Awardees resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.

Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, grantees are prohibited from surrendering Shares that they already own or from attesting to the ownership of Shares to pay any Tax-Related Items in connection with the Stock Award granted.

CHINA

SAFE Compliance. It is intended that the Award Agreement and the Plan comply with any applicable requirements of the State Administration of Foreign Exchange (“SAFE”) in China. The Award Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Award Agreement or the Plan to fail to meet with SAFE approval shall have no force and effect until amended to comply with SAFE requirements. The Awardee agrees in advance to any such required amendment.

Repatriation Requirement. All proceeds received upon the sale of Shares and dividends that an Awardee may receive under the Stock Award must be immediately repatriated to China. The Awardee understands and agrees that all proceeds from the Stock Award will first be sent to the designated SAFE bank account of the Company. Further, if the proceeds are converted to local currency, the Awardee acknowledges that the Company (including its Subsidiaries) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency and transferring the proceeds to the Awardee due to exchange control and/or other regulatory restrictions in China. The Awardee agrees to bear the risk of any currency conversion rate fluctuation between the date that sale proceeds are delivered to the special bank account and the date of conversion of the proceeds to local currency. The Awardee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Termination of Employment or Service. Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Awardee agrees that upon the termination of the Awardee’s Service in China, the Company may sell any Shares acquired pursuant to the Stock Award not later than 90 calendar days after the termination date (or such other period as may be required by SAFE). The Awardee authorizes the Company’s designated broker to sell such Shares on Awardee’s behalf at such time as determined by the Company, in its sole discretion, or as soon as is administratively practical thereafter. The Awardee further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on the Awardee’s behalf pursuant to this authorization), and the Awardee expressly authorizes such broker to complete the sale of such Shares. The Awardee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Awardee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied.
DENMARK
Termination of Employment or Service. This provision supplements Section 5 of the Award Agreement.

Notwithstanding anything in the Plan or the Award Agreement to the contrary, if an Awardee’s employment terminates for any reason other than a termination by the Company for breach, any unvested Stock Award will continue to vest depending upon the achievement of the Performance Criteria as solely determined by the Committee in accordance with Section 2. In the event that the Awardee resigns his or her Service or is terminated for breach by the Company or one of its Subsidiaries or Affiliates during the Award Period, any unvested portion of the Stock Award shall be forfeited immediately as of the date of the Awardee’s termination and the Awardee shall not be eligible to receive a payout except as set forth in another written agreement between the Awardee and the Company.

Additional Documents. A copy of the Employer Statement has also been provided to the Awardee in addition to this Award Agreement.
FRANCE

French-Qualified Stock Award. This Stock Award is intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended (a “French-qualified” Stock Award). Certain events may affect the status of the Stock Award as French-qualified and the Stock Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Stock Award. If the Stock Award no longer qualifies as a French-qualified Stock Award, the specific tax and social security treatment will not apply, and the Awardee will be required to pay his or her portion of social security contributions resulting from the Stock Award (as well as any income tax that is due).

Plan and French Plan Terms. The Stock Award is subject to the terms and conditions of the Plan and the Rules of the Agilent Technologies, Inc. 2018 Stock Plan for Stock Options and Restricted Stock Units Granted to Participants in France (the “French Plan”). To the extent that any term is defined in both the Plan and the French Plan, for purposes of this grant of a French-qualified Stock Award, the definitions in the French Plan shall prevail.

Performance Period. This provision supplements Section 2 of the Award Agreement:

Notwithstanding any discretion in the Plan or the Award Agreement, the payout of the Stock Award shall not occur prior to the second anniversary of the Grant Date unless the Awardee’s employment terminates due to the Awardee’s death.

Settlement in Shares. Notwithstanding any discretion in the Plan or the Award Agreement to settle the Stock Award in cash, the French-qualified Stock Award will be settled in Shares only. The Stock Award does not provide any right for Awardee to receive a cash payment.
Termination of Employer or Service. This provision supplements Section 5(b) of the Award Agreement:
Notwithstanding any provision in the Plan or the Award Agreement to the contrary, the Stock Award shall become fully transferable to the Awardee’s heirs in the event of the Awardee’s death prior to the payout of the Stock Award. The Awardee’s heirs may request issuance of the underlying Shares within six months of the Awardee’s death. The Company shall payout the Stock Award to the Awardee’s heirs in accordance with Section 5 of the Award Agreement. If the Awardee’s heirs do not request the issuance of the underlying Shares within six months of the Awardee’s death, the Stock Award will be forfeited.
Restrictions on Sale of Shares. The Awardee may not sell or transfer the Shares issued pursuant to the Stock Award prior to the second anniversary of the Grant Date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended. Notwithstanding the above, the Awardee’s heirs, in case of the Awardee’s death, or the Awardee in case of the Awardee’s Disability (as defined under the French Plan), are not subject to this restriction on the sale of Shares.
If the Awardee qualifies as a managing director of the Company under French law (“mandataires sociaux” i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), the Awardee is required to hold 20% of the Shares issued upon the vesting of the Stock Award in a nominative account under procedures implemented by the Company and is not permitted to sell or transfer the Shares until he or she ceases to serve as a managing director, as long as this restriction is a requirement under French law and unless law or regulations provide for a lower percentage (in which case these requirements apply to the lower percentage of Shares required to be held).
Any Shares acquired upon payout of the Stock Award may not be sold during certain Closed Periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as amended, and by the French Plan, for so long as and to the extent that the Closed Periods are applicable to Shares underlying French-qualified Stock Awards granted by the Company.
No Recoupment. Section 19 of the Award Agreement shall not apply.
Consent to Receive Information in English. By accepting the Stock Award, Awardee confirms having read and understood the documents related to the Stock Award (the Plan as amended by the French Plan and this Award agreement) which were provided in the English language. Awardee accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de l'Anglais. En acceptant l'Attribution (« Stock Award »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l'Attribution (le Plan tel qu’amendé par le Plan pour la France et ce Contrat d’Attribution) qui ont été remis en anglais. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

HONG KONG

Securities Law Notice. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Awardee should exercise caution in relation to the offer. If the Awardee is in any doubt about any of the contents of the Award Agreement, including this Country-Specific Addendum, or the Plan, the Awardee should obtain independent professional advice. Neither the grant of the Stock Awards nor the issuance of Shares upon vesting constitutes a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries or Affiliates. The Award Agreement, including this Country-Specific Addendum, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company and its Subsidiaries and Affiliates and may not be distributed to any other person.

Data Privacy. The following language is added to the end of Section 11 of the Award Agreement:

“The Data Protection Principles specified in Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) will apply to any Data upon its transfer to any location outside of Hong Kong.”

Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, the Awardee agrees that, in the event that any portion of the Stock Award becomes vested and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon vesting / settlement of the Stock Award prior to the six-month anniversary of the Grant Date.

Stock Award Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Award Agreement, the Awardee understands that any Stock Awards granted to the Awardee shall be paid in Shares only and do not provide any right for the Awardee to receive a cash payment.
ISRAEL
Shares must be held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any Shares issued to an Awardee in connection with the vesting of the Stock Award with the External Administrator until such time as the Awardee sells the Shares. Until the Awardee decides to sell the Shares issued pursuant to the vesting of the Stock Award, the Awardee cannot transfer the Shares to an account with another broker or request that share certificates be issued to the Awardee.
ITALY
Plan Document Acknowledgement. By accepting the Stock Award, the Awardee acknowledges that (a) the Awardee has received the Plan and this Award Agreement; (b) the Awardee has reviewed these documents in their entirety and fully understands the contents thereof; and (c) the Awardee accepts all provisions of the Plan and this Award Agreement. The Awardee further acknowledges that the Awardee has read and specifically and expressly approves, without limitation, the following sections of this Award Agreement: “Performance Period”; “Committee Certification”; “Nontransferability of Stock Award”; “Termination of Employment or Service”; “Restrictions on Issuance of Shares”; “Responsibility for Taxes”; “Nature of the Award”; “Data Privacy” as replaced by the above provision; “No Rights Until Issuance”; “Governing Law and Venue”; “Language”; “Electronic Delivery and Acceptance”; “Recoupment”; and “Entire Agreement”.
JAPAN
No Recoupment. Section 19 of the Award Agreement shall not apply.
MALAYSIA
Data Privacy. This provision replaces Section 11 of the Award Agreement in its entirety.

The Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement, including any Country-Specific Addendum attached hereto, and any other Plan participation materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates or any third parties authorized by the same for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee may have previously provided the Company and the Employer with and the Company and the Employer may hold certain personal information about the Awardee, including, but not limited to, the Awardee's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, cancelled, exercised, purchased, vested, unvested or outstanding in the Awardee’s favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.

The Awardee understands that Data will be transferred to the External Administrator or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting the Company with the implementation, administration and management of the Plan. The Awardee understands that these recipients may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than the Awardee’s country. The Awardee understands that the Awardee may request a list with the names and addresses of any potential recipients of Data by contacting the Awardee’s local human resources representative. The Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or third party with whom the Awardee may elect to deposit any Shares acquired pursuant to the Awardee’s participation in the Plan. The Awardee understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan. The Awardee understands that the Awardee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, the Awardee understands that the Awardee is providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if the Awardee later seeks to revoke his or her consent, the Awardee’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant Stock Awards or other equity awards to the Awardee or administer or maintain such awards. Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect the Awardee’s ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, Awardee understands that the Awardee may contact his or her local human resources representative.

Penerima Anugerah dengan ini secara eksplicit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini, termasuklah apa-apa Lampiran khusus bagi negara yang dilampirkan di sini, dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Anak Syarikatnya dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk tujuan ekslusif bagi pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut.

 Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, nombor insurans sosial, pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Syer atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Anugerah Saham atau apa-apa hak lain untuk Syer atau manfaat setaraf yang lain yang dianugerahkan, dibatalkan, dilaksanakan, dibeli, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah ("Data"), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Penerima Anugerah memahami bahawa Data akan dipindah kepada Pentadbir Luar atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam melaksanakan, mentadbir dan menguruskan Pelan tersebut, dan Data mungkin boleh dipindahkan kepada pihak ketiga lain yang tertentu yang membantu Syarikat dengan pelaksanaan, pentadbiran, dan pengurusan Pelan. Penerima Anugerah memahami bahawa penerima-penerima ini mungkin berada di Amerika Syarikat atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah. Penerima Anugerah memahami bahawa Penerima Anugerah boleh meminta senarai dengan nama dan alamat mana-mana penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi kuasa kepada Syarikat, Pentadbir Luar dan mana-mana penerima lain yang mungkin membantu Syarikat (sama ada pada masa kini atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-matanya untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima Anugerah dalam Pelan tersebut, termasuk apa-apa pemindahan Data yang diperlukan kepada broker atau pihak ketiga dengan sesiapa yang dipilih oleh Penerima Anugerah untuk deposit apa-apa Saham yang diperolehi menurut penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah memahami bahawa Penerima Anugerah boleh, pada bila-bila masa, melihat data, meminta maklumat mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi wakil sumber manusia tempatannya. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya, perkhidmatan Penerima Anugerah dengan Majikan tidak akan terjejas; hanya satunya akibat jika dia tidak bersetuju atau menarik balik persetujuannya, iaitu, Syarikat tidak akan dapat memberikan Anugerah-anugerah Saham atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan Penerima Anugerah untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah memahami bahawa Penerima Anugerah boleh menghubungi wakil sumber manusia tempatannya.

Director Notification Requirement. If the Awardee is a director of a Malaysian Subsidiary or Affiliate of the Company, the Awardee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Awardee receives an interest (e.g., Stock Award, Shares) in the Company or any related companies. In addition, the Awardee must notify the Malaysian Subsidiary or Affiliate when the Awardee sells Shares in the Company or any related company (including when the Awardee sells Shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
MEXICO
Labor Law Policy and Acknowledgment. In accepting the grant of the Stock Award, the Awardee expressly recognizes that Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Awardee and Agilent Technologies, Inc. since the Awardee is participating in the Plan on a wholly commercial basis and the Awardee’s sole employer is Agilent Technologies Mexico, S. de R.L. de C.V., Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-Mexico”). Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that the Awardee may derive from participating in the Plan do not establish any rights between the Awardee and the Employer, Agilent-Mexico, and do not form part of the employment conditions and/or benefits provided by Agilent-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.
The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Agilent Technologies, Inc.; therefore, Agilent Technologies, Inc. reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.
Finally, the Awardee hereby declares that the Awardee does not reserve to himself or herself any action or right to bring any claim against Agilent Technologies, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to Agilent Technologies, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando la Stock Award, el Participante reconoce que Agilent Technologies, Inc. y sus oficinas registradas en 5301 Stevens Creek Boulevard, Santa Clara, California 95051, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre el Participante y Agilent Technologies, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con Agilent Technologies, Inc., reconociendo expresamente que el único empleador del Participante lo es Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, Agilent-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Agilent-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante.
Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Agilent Technologies, Inc., por lo tanto, Agilent Technologies, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.
Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Agilent Technologies, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a Agilent Technologies, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
NEW ZEALAND
Securities Law Notice. Warning: This is an offer of rights to receive Shares underlying the Stock Awards. Stock Awards give Awardees a stake in the ownership of the Company. The Awardee may receive a return if dividends are paid on the Shares.
If the Company runs into financial difficulties and is wound up, the Awardee will be paid only after all creditors and holders of preferred shares have been paid. The Awardee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Awardee may not be given all the information usually required. The Awardee will also have fewer other legal protections for this investment.
The Awardee should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.
The Shares are quoted or approved for trading on the New York Stock Exchange (“NYSE”). This means that, if the Awardee vests in Stock Awards and Shares are issued to the Awardee, the Awardee can sell his or her investment on the NYSE if there are buyers for it. If the Awardee sells his or her investment, the price he or she receives may vary depending on factors such as the financial condition of the Company. The Awardee may receive less than the full amount that he or she paid for it, if anything.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Awardee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://investor.agilent.com.
For more details on the terms and conditions of the Stock Awards, please refer to this Award Agreement, the Plan and the prospectus which are available on the External Administrators website and free of charge on request via email to agilent_globalequity@agilent.com.
As noted above, the Awardee should carefully read the materials provided before making a decision whether to participate in the Plan. The Awardee should also contact his or her tax advisor for specific information concerning Awardee’s personal tax situation with regard to Plan participation.
RUSSIA
Shares must be held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any Shares issued to Awardee in connection with the vesting of the Stock Award with the External Administrator until such time as the Awardee sells the Shares. Until the Awardee decides to sell the Shares issued pursuant to the vesting of the Stock Award, the Awardee cannot transfer the Shares to an account with another broker or request that share certificates be issued to the Awardee.
Securities Law Notice. The Award Agreement, the Stock Award, the Plan and all other materials the Awardee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Shares under the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia.
In no event will Shares acquired upon vesting of the Stock Award be delivered to you in Russia; all Shares acquired upon vesting of the Stock Award will be maintained on the Awardee’s behalf outside of Russia.
The Awardee is not permitted to sell Shares directly to a Russian legal entity or resident.
Data Privacy. This provision replaces Section 11 of the Award Agreement:
“The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator as

well as any of their respective Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.
The Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Awardee’s country or elsewhere, such as the United States of Ameriсa and/or other countries where cross-border transfer to which is not allowed by applicable law without the employee’s specific consent (i.e. based on the Russian legislation in force as at the date hereof, such countries include countries which are neither member states under the Convention on Protection of Individuals with regard to Automatic Processing of Personal Data 1981 nor listed by the Russian Data Protection Authority (the Russian Federal Service for Supervision in Communications, Information Technology and Mass Media, or Roscomnadzor or replacement authority as countries with the adequate data protection mechanisms), and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country. All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines. The Awardee hereby understands that the Awardee may request a list with the names and addresses of any potential recipients of the Data and any other information on his or her personal data and their processing in accordance with applicable law by contacting the Awardee’s local human resources representative. The Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer (including cross-border transfer as set out above) of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Shares acquired upon vesting of the Stock Award. The Awardee hereby understands that the Awardee may, at any time, view and obtain a copy of Data, request information about the storage and processing of Data, require any necessary amendments to Data. Further, the Awardee understands that he or she is providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if he or she later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected by reason of his or her refusal to consent; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant Stock Awards or other equity awards to the Awardee or administrator or maintain such awards. Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her human resources representative responsible for the Awardee’s country at the local or regional level.
Finally, the Awardee agrees to promptly provide an executed (in paper or other form as may be requested by the Company and/or the Employer) data privacy consent form (and/or, in addition to the said consent form, any other agreements and/or consents) that the Company and/or the Employer may deem necessary to obtain from the Awardee for the purpose of administering the Awardee’s participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future. The Awardee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
SINGAPORE
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in the Plan materials, the Awardee agrees that, in the event that any portion of the Stock Award becomes vested and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon vesting / settlement prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).
Securities Law Notice. The grant of the Stock Award is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

CEO / Director Notification Requirement. If the Awardee is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Subsidiary or Affiliate he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Stock Award, Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming the CEO or a director.
Data Privacy. This provision replaces Section 11 of the Award Agreement:
The Awardee explicitly and unambiguously consents to the collection, use, disclosure and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country. All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines. The Company or the Employer will impose contractual obligations on recipients to only process the data for the purposes set out herein. In addition, in the event that the Company or the Employer transfers Data to a recipient who is located outside of the country that Awardee’s Data was collected, the Company or the Employer (as applicable) shall ensure that the recipient provides the Awardee’s Data a level of protection comparable to that of the data protection laws in the country in which the Data was collected. This includes, but is not limited to, ensuring that the recipient has in place adequate security measures to protect the Data, and ensuring that the recipient does not retain the Data longer than necessary for the purposes set out herein or for any other legal purposes.
The Awardee hereby understands that the Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting the Awardee’s local human resources representative. The Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Shares acquired upon vesting of the Stock Award. The Awardee hereby understands that the Awardee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data. Further, the Awardee understands that he or she is providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if he or she later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected by reason of his or her refusal to consent; the only consequence of refusing or withdrawing the Awardee’s consent is that the Company would not be able to grant Stock Awards or other equity awards to the Awardee or administrator or maintain such awards. Therefore, the Awardee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her human resources representative responsible for the Awardee’s country at the local or regional level.

Finally, upon request of the Company or the Employer, the Awardee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Awardee for the purpose of administering the Awardee’s participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future. The Awardee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
SOUTH KOREA
Data Privacy. This provision is an addendum to Section 11 of the Award Agreement.
Period of Retention and Use. The Company, Employer or any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan will retain and use your personal data in accordance with the time periods and in the format specified in the General Retention Schedule Retention. In the following circumstances, the Awardee's personal data may be retained for longer than the specified periods:

•	as required by law or court order; and

•	as needed to defend or pursue legal claims.

Third Party Transfer of Personal Data.

1.	Your personal data may be transferred to third parties as below:
Fidelity Investments Institutional Operations Company

2. Third Party’s Purpose of Using the Personal Information: The purposes in which the third party receives and processes the personal data are the same as stated in Section 11 above.
3. Items of Personal Data to be Transferred: The personal data that the third party processes are the same as stated in Section 11 above.
4. Period of Retention and Use by Recipient: Until the recipient’s purpose of using the personal information is achieved.
SPAIN
Labor Law Acknowledgment. This provision supplements Section 10 (Nature of the Award) of the Award Agreement:
In accepting the Stock Award, the Awardee acknowledges that the Awardee consents to participation in the Plan and has received a copy of the Plan.

The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Stock Award under the Plan to individuals who may be employees of the Company or its Affiliates or Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its Affiliates or Subsidiaries. Consequently, the Awardee understands that the Stock Award is granted on the assumption and condition that the Stock Award and any Shares acquired upon vesting of the Stock Award shall not become a part of any employment contract (either with the Company or any of its related entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
Additionally, the Awardee understands that the vesting of the Stock Award is expressly conditioned on the Awardee’s continued and active rendering of Service to the Company or a Subsidiary or Affiliate such that if the Awardee’s Service is terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement), the Award will cease vesting immediately effective as of the date the Awardee’s Service is terminated.  This will be the case, for example, even if (a) the Awardee is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Awardee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Awardee’s Service is terminated due to a change of work location, duties or any other employment or contractual condition; (d) the Awardee’s Service is terminated due to unilateral breach of contract of the Company or any of its Subsidiaries or Affiliates; or (e) the Awardee’s Service is terminated for any other reason (with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement).  Consequently, upon termination of Service for any of the above reasons, the Awardee will automatically lose any rights to the Stock Award to the extent that it has not yet become vested as of the date the Awardee’s Service is terminated, as described in the Award Agreement.  The Awardee acknowledges that he or she has read and specifically accepts the conditions referred to above and in Section 4 of the Award Agreement.
Finally, the Awardee understands that this grant would not be made to the Awardee but for the assumptions and conditions referred to above; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Stock Award shall be null and void.
Securities Law Acknowledgement. The Stock Award and the Shares subject to the Stock Award do not qualify under Spanish regulation as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
SWITZERLAND
Securities Law Notice. The offering of the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
TAIWAN
Securities Law Notice. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries or Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
UNITED KINGDOM
Responsibility for Taxes. The following provision supplements Section 7 (Responsibility for Taxes) of the Award Agreement:
“Without limitation to Section 7 of the Award Agreement, the Awardee agrees that the Awardee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Awardee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Awardee’s behalf.
Notwithstanding the foregoing, if the Awardee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Awardee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Awardee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Awardee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Awardee by any of the means referred to in Section 7 of the Award Agreement.”
Joint Election. As a condition of the Awardee’s participation in the Plan and the vesting of the Stock Award, the Awardee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Stock Award and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Awardee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Awardee. The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. The Awardee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in Section 7 of the Award Agreement.

No Recoupment. Section 19 of the Award Agreement shall not apply.